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                                                            Exhibit (j)





                         CONSENT OF INDEPENDENT ACCOUNTANTS


February 23, 1999


To the Board of Directors of Columbia National Municipal Bond Fund, Inc.:

We consent to the inclusion in Pre-Effective Amendment No. 4 to the Registration Statement of Columbia National Municipal Bond Fund, Inc. on Form N-1A (File No. 33-65474/811-7832) of our report dated February 12, 1999, on our audit of the statement of assets and liabilities of the Columbia National Municipal Bond Fund, Inc., which is included in the Statement of Additional Information. We also consent to the reference to our firm under the caption "Accounting Services and Financial Statements" in the Statement of Additional Information in this Pre-Effective Amendment.




PricewaterhouseCoopers LLP